Exhibit 99.1

MEDIA:	INVESTORS:
Tim Miller	Bryan Gill
(412) 762-4550	(412) 768-4143
media.relations@pnc.com	investor.relations@pnc.com

PNC REPORTS FIRST QUARTER 2023 NET INCOME OF $1.7 BILLION, $3.98 DILUTED EPS
Grew deposits; increased capital; generated positive operating leverage
PITTSBURGH, April 14, 2023 – The PNC Financial Services Group, Inc. (NYSE: PNC) today reported:

	For the quarter
In millions, except per share data and as noted	1Q23	4Q22	1Q22	First Quarter Highlights
				▪
Financial Results				Comparisons reflect 1Q23 vs. 4Q22
Revenue	$5,603	$5,763	$4,692

Strong Balance Sheet Positioning
▪Average deposits increased 0.3%; spot deposits grew $0.5 billion
▪Average loans increased 1%; spot loans increased $0.5 billion
▪ACL to total loans stable at 1.7%; net loan charge-offs declined
▪AOCI improved $1.1 billion, or 10%
▪Tangible book value increased 7%
▪CET1 capital ratio increased to 9.2%
Solid Income Statement Results
▪PPNR was relatively stable
▪Efficiency ratio of 59%
▪Revenue decreased 3%
▪Expenses decreased 4%
▪Positive operating leverage of 2%

Noninterest expense	3,321	3,474	3,172
Pretax, pre-provision earnings (PPNR) (non-GAAP)	2,282	2,289	1,520
Provision for (recapture of) credit losses	235	408	(208)
Net income	1,694	1,548	1,429

Per Common Share
Diluted earnings	$3.98	$3.47	$3.23
Average diluted common shares outstanding	402	404	420
Book value	104.76	99.93	106.47
Tangible book value (non-GAAP)	76.90	72.12	79.68

Balance Sheet & Credit Quality
Average loans In billions	$325.5	$321.9	$290.7
Average deposits In billions	436.2	434.9	453.3
Accumulated other comprehensive income (loss) (AOCI) In billions	(9.1)	(10.2)	(5.7)
Net loan charge-offs	195	224	137
Allowance for credit losses (ACL) to total loans	1.66%	1.67%	1.76%

Selected Ratios
Return on average common shareholders' equity	16.11%	14.19%	11.64%
Return on average assets	1.22	1.10	1.05
Net interest margin (NIM) (non-GAAP)	2.84	2.92	2.28
Noninterest income to total revenue	36	36	40
Efficiency	59	60	68
Common equity Tier 1 (CET1) capital ratio	9.2	9.1	9.9
Average PNC Bank liquidity coverage ratio (LCR)	130	126	158

See non-GAAP financial measures in the Consolidated Financial Highlights accompanying this release.

From Bill Demchak, PNC Chairman, President and Chief Executive Officer:

“PNC's first quarter results reflected the strength of our balance sheet and the power of our national franchise. During a quarter characterized by heightened market volatility, we grew deposits, increased our capital position and drove strong financial results. At the same time, we controlled expenses well, achieved positive operating leverage and our credit quality metrics remained solid. Looking ahead, PNC remains well positioned to deliver for all stakeholders through the current environment and beyond.”

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PNC Reports First Quarter 2023 Net Income of $1.7 Billion, $3.98 Diluted EPS – Page 2
Income Statement Highlights
First quarter 2023 compared with fourth quarter 2022
▪Net income of $1.7 billion increased $146 million, or 9%.
▪Total revenue of $5.6 billion decreased $160 million, or 3%, as a result of lower net interest income and noninterest income.
▪Net interest income of $3.6 billion decreased $99 million, or 3%, driven by two fewer days in the quarter and higher funding costs, partially offset by higher yields on interest-earning assets.
–Net interest margin of 2.84% decreased 8 basis points as higher yields on interest-earning assets were more than offset by increased funding costs.
▪Noninterest income of $2.0 billion decreased $61 million, or 3%.
–Fee income of $1.8 billion decreased $72 million, or 4%, and included lower merger and acquisition advisory activity as well as seasonally lower consumer transaction volumes.
–Other noninterest income of $258 million increased $11 million, or 4%.
▪Noninterest expense of $3.3 billion decreased $153 million, or 4%, reflecting strong expense control.
▪Provision for credit losses of $235 million in the first quarter included the impact of updated economic assumptions as well as changes in portfolio composition and quality. The fourth quarter of 2022 included a provision for credit losses of $408 million.
▪The effective tax rate was 17.2% for the first quarter and 17.7% for the fourth quarter.
Balance Sheet Highlights
First quarter 2023 compared with fourth quarter 2022 or March 31, 2023 compared with December 31, 2022
▪Average loans of $325.5 billion increased $3.6 billion, or 1%, primarily driven by growth in commercial and consumer loans during the fourth quarter of 2022. Loans at March 31, 2023 increased $0.5 billion.
–Average commercial loans of $224.6 billion increased $3.0 billion driven by growth in PNC's corporate banking business during the fourth quarter of 2022.
–Average consumer loans of $100.9 billion grew $0.6 billion and included higher residential mortgage and home equity loans.
▪Credit quality performance:
–Delinquencies of $1.3 billion decreased $164 million, or 11%, as a result of lower consumer and commercial loan delinquencies.
–Total nonperforming loans of $2.0 billion were stable.
–Net loan charge-offs of $195 million decreased $29 million, or 13%, due to lower consumer and commercial net charge-offs.
–The allowance for credit losses of $5.4 billion was stable. The allowance for credit losses to total loans was 1.66% at March 31, 2023 compared with 1.67% at December 31, 2022.
▪Average deposits of $436.2 billion increased $1.3 billion, or 0.3%.
▪Average investment securities of $143.4 billion were relatively stable.
▪Average Federal Reserve Bank balances of $33.5 billion increased $3.5 billion, driven by higher borrowed funds and deposits.
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PNC Reports First Quarter 2023 Net Income of $1.7 Billion, $3.98 Diluted EPS – Page 3
▪PNC maintained a strong capital and liquidity position.
–On April 3, 2023, the PNC board of directors declared a quarterly cash dividend on common stock of $1.50 per share payable on May 5, 2023.
–PNC returned $1.0 billion of capital to shareholders, reflecting $0.6 billion of dividends on common shares and $0.4 billion of common share repurchases, representing 2.4 million shares.
–The Basel III common equity Tier 1 capital ratio was an estimated 9.2% at March 31, 2023 and 9.1% at December 31, 2022.
–PNC Financial Services Group (PNC) average LCR for the three months ended March 31, 2023 was 108%, exceeding the regulatory minimum requirement throughout the quarter.
– PNC Bank average LCR for the three months ended March 31, 2023 was 130%.

Earnings Summary
In millions, except per share data	1Q23	4Q22	1Q22
Net income	$1,694	$1,548	$1,429
Net income attributable to diluted common shares	$1,599	$1,400	$1,355
Diluted earnings per common share	$3.98	$3.47	$3.23
Average diluted common shares outstanding	402	404	420
Cash dividends declared per common share	$1.50	$1.50	$1.25

The Consolidated Financial Highlights accompanying this news release include additional information regarding reconciliations of non-GAAP financial measures to reported (GAAP) amounts. This information supplements results as reported in accordance with GAAP and should not be viewed in isolation from, or as a substitute for, GAAP results. Information in this news release, including the financial tables, is unaudited.

CONSOLIDATED REVENUE REVIEW

Revenue				Change	Change
				1Q23 vs	1Q23 vs
In millions	1Q23	4Q22	1Q22	4Q22	1Q22
Net interest income	$3,585	$3,684	$2,804	(3)%	28%
Noninterest income	2,018	2,079	1,888	(3)%	7%
Total revenue	$5,603	$5,763	$4,692	(3)%	19%

Total revenue for the first quarter of 2023 decreased $160 million from the fourth quarter of 2022 as a result of lower net interest income and noninterest income. Compared with the first quarter of 2022, total revenue increased $911 million primarily due to higher net interest income.
Net interest income of $3.6 billion for the first quarter of 2023 decreased $99 million from the fourth quarter of 2022 driven by two fewer days in the quarter and higher funding costs, partially offset by higher yields on interest-earning assets. Compared to the first quarter of 2022, net interest income increased $781 million as a result of higher interest-earning asset yields and balances, partially offset by higher funding costs.
The net interest margin was 2.84% in the first quarter of 2023, decreasing 8 basis points in comparison with the fourth quarter of 2022 as higher yields on interest-earning assets were more than
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PNC Reports First Quarter 2023 Net Income of $1.7 Billion, $3.98 Diluted EPS – Page 4
offset by increased funding costs. Compared to the first quarter of 2022, net interest margin increased 56 basis points reflecting the benefit of higher yields on interest-earning assets.

Noninterest Income				Change	Change
				1Q23 vs	1Q23 vs
In millions	1Q23	4Q22	1Q22	4Q22	1Q22
Asset management and brokerage	$356	$345	$377	3%	(6)%
Capital markets and advisory	262	336	252	(22)%	4%
Card and cash management	659	671	620	(2)%	6%
Lending and deposit services	306	296	269	3%	14%
Residential and commercial mortgage	177	184	159	(4)%	11%
Other	258	247	211	4%	22%
Total noninterest income	$2,018	$2,079	$1,888	(3)%	7%

Noninterest income for the first quarter of 2023 decreased $61 million compared with the fourth quarter of 2022. Asset management and brokerage fees increased $11 million, reflecting the impact of higher average equity markets and increased annuity sales. Capital markets and advisory revenue decreased $74 million driven by lower merger and acquisition advisory fees. Card and cash management fees decreased $12 million reflecting seasonally lower consumer transaction volumes. Lending and deposit services increased $10 million and included increased client activity. Residential and commercial mortgage revenue decreased $7 million largely due to lower results from residential mortgage servicing rights valuation, net of economic hedge. Other noninterest income increased $11 million.
Noninterest income for the first quarter of 2023 increased $130 million from the first quarter of 2022, as a result of business growth across the franchise as well as higher private equity revenue, partially offset by the impact of lower average equity markets.

CONSOLIDATED EXPENSE REVIEW

Noninterest Expense				Change	Change
				1Q23 vs	1Q23 vs
In millions	1Q23	4Q22	1Q22	4Q22	1Q22
Personnel	$1,826	$1,943	$1,717	(6)%	6%
Occupancy	251	247	258	2%	(3)%
Equipment	350	369	331	(5)%	6%
Marketing	74	106	61	(30)%	21%
Other	820	809	805	1%	2%
Total noninterest expense	$3,321	$3,474	$3,172	(4)%	5%

Noninterest expense for the first quarter of 2023 declined $153 million in comparison to the fourth quarter of 2022 reflecting strong expense control. Personnel costs decreased $117 million, reflecting lower variable compensation related to decreased business activity as well as seasonally lower benefits expense. Equipment expense declined $19 million, primarily due to lower technology expense. Marketing expense decreased $32 million, reflecting seasonality and the optimization of
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PNC Reports First Quarter 2023 Net Income of $1.7 Billion, $3.98 Diluted EPS – Page 5
spend. Other noninterest expense increased $11 million and included $25 million from a higher FDIC assessment rate, which was partially offset by continued cost savings initiatives.
Noninterest expense increased $149 million from the first quarter of 2022, due to higher personnel costs, an increased FDIC assessment rate and continued investments in technology and marketing to support business growth.
The effective tax rate was 17.2% for the first quarter of 2023, 17.7% for the fourth quarter of 2022 and 17.3% for the first quarter of 2022.
CONSOLIDATED BALANCE SHEET REVIEW
Average total assets were $562.3 billion in the first quarter of 2023 compared with $557.2 billion in the fourth quarter of 2022 and $550.1 billion in the first quarter of 2022. The increase from the fourth quarter of 2022 was driven by increased loans outstanding and higher Federal Reserve Bank balances. In comparison to the first quarter of 2022, the increase was primarily attributable to higher loan and securities balances, partially offset by lower Federal Reserve Bank balances.

Loans				Change	Change
	March 31, 2023	December 31, 2022	March 31, 2022	03/31/23 vs	03/31/23 vs
In billions				12/31/22	03/31/22
Average
Commercial	$224.6	$221.6	$195.6	1%	15%
Consumer	100.9	100.3	95.1	1%	6%
Average loans	$325.5	$321.9	$290.7	1%	12%

Quarter end
Commercial	$225.4	$225.0	$198.3	—	14%
Consumer	101.1	101.0	96.2	—	5%
Total loans	$326.5	$326.0	$294.5	—	11%

Average loans for the first quarter of 2023 were $325.5 billion, increasing $3.6 billion compared to the fourth quarter of 2022. Average commercial loans increased $3.0 billion driven by growth in PNC's corporate banking business during the fourth quarter of 2022. Average consumer loans grew $0.6 billion and included higher residential mortgage and home equity loans. Loans at March 31, 2023 increased $0.5 billion.
Average loans for the first quarter of 2023 increased $34.8 billion in comparison to the first quarter of 2022. Average commercial loans increased $29.0 billion as a result of growth in PNC's corporate banking, real estate and business credit businesses. Average consumer loans increased $5.8 billion due to growth in residential mortgage, home equity and credit card loans.
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PNC Reports First Quarter 2023 Net Income of $1.7 Billion, $3.98 Diluted EPS – Page 6

Investment Securities
	March 31, 2023		December 31, 2022		March 31, 2022
In billions	Balance	Portfolio Mix	Balance	Portfolio Mix	Balance	Portfolio Mix
Average
Available for sale	$48.2		$49.7		$132.3
Held to maturity	95.2		93.2		1.6
Average investment securities	$143.4		$142.9		$133.9

Quarter end
Available for sale	$43.2	31%	$44.1	32%	$112.3	85%
Held to maturity	95.0	69%	95.2	68%	20.1	15%
Total investment securities	$138.2		$139.3		$132.4

Average investment securities for the first quarter of 2023 of $143.4 billion were relatively stable from the fourth quarter of 2022. Average investment securities increased $9.5 billion from the first quarter of 2022 reflecting net purchases, primarily of agency residential mortgage-backed securities. Net unrealized losses on available for sale securities were $3.8 billion at March 31, 2023, $4.4 billion at December 31, 2022 and $4.3 billion at March 31, 2022.
Average Federal Reserve Bank balances for the first quarter of 2023 were $33.5 billion, increasing $3.5 billion from the fourth quarter of 2022 driven by higher borrowed funds and deposits. Average Federal Reserve Bank balances decreased $28.8 billion from the first quarter of 2022, primarily due to higher loans outstanding.
Federal Reserve Bank balances at March 31, 2023 were $32.5 billion, increasing $5.6 billion from December 31, 2022.
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PNC Reports First Quarter 2023 Net Income of $1.7 Billion, $3.98 Diluted EPS – Page 7

Deposits
	March 31, 2023			December 31, 2022			March 31, 2022

In billions	Balance	IB	NIB	Balance	IB	NIB	Balance	IB	NIB
Average
Commercial	$210.0			$215.8			$225.2
Consumer	226.2			219.1			228.1
Average deposits	$436.2	72%	28%	$434.9	69%	31%	$453.3	66%	34%

Quarter end
Commercial	$207.0			$207.7			$217.4
Consumer	229.8			228.6			232.8
Total deposits	$436.8	73%	27%	$436.3	71%	29%	$450.2	67%	33%
IB - Interest-bearing NIB - Noninterest-bearing

Average deposits for the first quarter of 2023 were $436.2 billion, increasing $1.3 billion from the fourth quarter of 2022 due to higher consumer time deposits, partially offset by seasonally lower commercial deposits. Compared with the first quarter of 2022, average deposits decreased $17.1 billion primarily due to lower commercial deposits reflecting the impact of competitive pricing dynamics. In both comparisons, noninterest-bearing balances decreased, due to the continued shift into interest-bearing deposit products as interest rates have risen. Deposits at March 31, 2023 of $436.8 billion, increased $0.5 billion from December 31, 2022.

Borrowed Funds				Change	Change
	March 31, 2023	December 31, 2022	March 31, 2022	03/31/23 vs	03/31/23 vs
In billions				12/31/22	03/31/22
Average	$63.0	$59.2	$30.3	6%	108%
Quarter end	$60.8	$58.7	$26.6	4%	129%

Average borrowed funds of $63.0 billion in the first quarter of 2023 increased $3.8 billion from the fourth quarter of 2022, driven by parent company senior debt issuances in January 2023. In comparison to the first quarter of 2022, average borrowed funds increased $32.7 billion, reflecting increased Federal Home Loan Bank borrowings and senior debt issuances.
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PNC Reports First Quarter 2023 Net Income of $1.7 Billion, $3.98 Diluted EPS – Page 8

Capital & Liquidity	March 31, 2023	December 31, 2022	March 31, 2022

Common shareholders' equity In billions	$41.8	$40.0	$44.2
Accumulated other comprehensive income (loss) In billions	$(9.1)	$(10.2)	$(5.7)

Basel III common equity Tier 1 capital ratio *	9.2%	9.1%	9.9%
Basel III common equity Tier 1 fully implemented capital ratio *	9.1%	8.9%	9.7%
Average PNC liquidity coverage ratio	108%	107%	109%
Average PNC Bank liquidity coverage ratio	130%	126%	158%
* March 31, 2023 ratios are estimated

PNC maintained a strong capital position. Common shareholders’ equity at March 31, 2023 increased $1.8 billion from December 31, 2022, driven by the benefit of first quarter net income and an increase in accumulated other comprehensive income, partially offset by dividends paid and share repurchases during the first quarter.
As a Category III institution, PNC has elected to exclude accumulated other comprehensive income related to both available for sale securities and pension and other post-retirement plans from CET1 capital. Accumulated other comprehensive income at March 31, 2023 improved $1.1 billion compared to December 31, 2022, reflecting the accretion of unrealized losses and the favorable impact of interest rate changes on securities and swaps valuations. Accumulated other comprehensive income decreased $3.4 billion from March 31, 2022, as a result of the negative impact of higher interest rates on securities and swaps valuations.
In the first quarter of 2023, PNC returned $1.0 billion of capital to shareholders, reflecting $0.6 billion of dividends on common shares and $0.4 billion of common share repurchases, representing 2.4 million shares. Consistent with the Stress Capital Buffer (SCB) framework, which allows for capital return in amounts in excess of the SCB minimum levels, our board of directors has authorized a repurchase framework under the previously approved repurchase program of up to 100 million common shares, of which approximately 47% were still available for repurchase at March 31, 2023. PNC's SCB for the four-quarter period beginning October 1, 2022 is 2.9%.
Due to recent market volatility and increased economic uncertainty, share repurchase activity is expected to be reduced in the second quarter of 2023 compared to recent prior quarters. PNC continues to evaluate and may adjust share repurchase activity, as actual amounts and timing are dependent on market and economic conditions as well as other factors.
On April 3, 2023, the PNC board of directors declared a quarterly cash dividend on common stock of $1.50 per share payable on May 5, 2023.
At March 31, 2023, PNC was considered “well capitalized” based on applicable U.S. regulatory capital ratio requirements. For additional information regarding PNC's Basel III capital ratios, see Capital Ratios in the Consolidated Financial Highlights. PNC elected a five-year transition provision effective March 31, 2020 to delay until December 31, 2021 the full impact of the Current Expected Credit Losses (CECL) standard on regulatory capital, followed by a three-year transition period. Effective for the first quarter of 2022, PNC is now in the three-year transition period, and the full
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PNC Reports First Quarter 2023 Net Income of $1.7 Billion, $3.98 Diluted EPS – Page 9
impact of the CECL standard is being phased-in to regulatory capital through December 31, 2024. The fully implemented ratios reflect the full impact of CECL and exclude the benefits of this transition provision.

CREDIT QUALITY REVIEW

Credit Quality				Change	Change
	March 31, 2023	December 31, 2022	March 31, 2022	03/31/23 vs	03/31/23 vs
In millions				12/31/22	03/31/22
Provision for (recapture of) credit losses	$235	$408	$(208)	$(173)	$443
Net loan charge-offs	$195	$224	$137	(13)%	42%
Allowance for credit losses (a)	$5,413	$5,435	$5,197	—	4%
Total delinquencies (b)	$1,326	$1,490	$1,699	(11)%	(22)%
Nonperforming loans	$2,010	$1,985	$2,298	1%	(13)%

Net charge-offs to average loans (annualized)	0.24%	0.28%	0.19%
Allowance for credit losses to total loans	1.66%	1.67%	1.76%
Nonperforming loans to total loans	0.62%	0.61%	0.78%
(a) Excludes allowances for investment securities and other financial assets (b) Total delinquencies represent accruing loans more than 30 days past due
Provision for credit losses of $235 million in the first quarter of 2023 included the impact of updated economic assumptions as well as changes in portfolio composition and quality. The fourth quarter of 2022 included a provision for credit losses of $408 million.
Net loan charge-offs were $195 million in the first quarter of 2023, decreasing $29 million from the fourth quarter of 2022, due to lower consumer and commercial net charge-offs. Compared to the first quarter of 2022, net charge-offs increased $58 million, driven by higher commercial net charge-offs, partially offset by a decline in consumer net charge-offs.
The allowance for credit losses was $5.4 billion at both March 31, 2023 and December 31, 2022 and $5.2 billion at March 31, 2022. The allowance for credit losses as a percentage of total loans was 1.66% at March 31, 2023, 1.67% at December 31, 2022 and 1.76% at March 31, 2022.
Nonperforming loans were $2.0 billion at March 31, 2023 and December 31, 2022. Compared to March 31, 2022, nonperforming loans decreased $288 million, due to lower consumer and commercial nonperforming loans.
Delinquencies at March 31, 2023 of $1.3 billion decreased $164 million and $373 million compared to December 31, 2022 and March 31, 2022, respectively. In both comparisons, the decrease was a result of lower consumer and commercial loan delinquencies.
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PNC Reports First Quarter 2023 Net Income of $1.7 Billion, $3.98 Diluted EPS – Page 10

BUSINESS SEGMENT RESULTS

Business Segment Income (Loss)
In millions	1Q23	4Q22	1Q22
Retail Banking	$647	$752	$340
Corporate & Institutional Banking	1,059	982	956
Asset Management Group	52	52	102
Other	(81)	(258)	10
Net income excluding noncontrolling interests	$1,677	$1,528	$1,408

Retail Banking				Change	Change
				1Q23 vs	1Q23 vs
In millions	1Q23	4Q22	1Q22	4Q22	1Q22
Net interest income	$2,281	$2,330	$1,531	$(49)	$750
Noninterest income	$743	$749	$745	$(6)	$(2)
Noninterest expense	$1,927	$1,892	$1,892	$35	$35
Provision for (recapture of) credit losses	$238	$193	$(81)	$45	$319
Earnings	$647	$752	$340	$(105)	$307

In billions
Average loans	$97.4	$96.6	$93.2	$0.8	$4.2
Average deposits	$262.5	$259.8	$265.1	$2.7	$(2.6)

Net charge-offs In millions	$112	$108	$141	$4	$(29)

Retail Banking Highlights
First quarter 2023 compared with fourth quarter 2022
▪Earnings decreased 14%, due to lower net interest income, a higher provision for credit losses, increased noninterest expense and a decline in noninterest income.
–Noninterest income decreased modestly, or 1%, and included seasonal declines in consumer transaction volumes.
–Noninterest expense increased 2%, reflecting higher branch-related occupancy expenses and increased technology investments.
–Provision for credit losses of $238 million in the first quarter of 2023 included the impact of changes in portfolio composition and quality as well as updated economic assumptions.
▪Average loans increased 1%, and included higher home equity and commercial loans.
▪Average deposits increased 1%, reflecting higher consumer time deposits.
First quarter 2023 compared with first quarter 2022
▪Earnings increased 90%, primarily driven by higher net interest income, partially offset by a higher provision for credit losses and increased noninterest expense.
–Noninterest income was relatively stable.
–Noninterest expense increased 2%, and included increased technology investments and higher marketing spend.
▪Average loans increased 5%, driven by growth in residential mortgage, home equity and credit card loans.
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PNC Reports First Quarter 2023 Net Income of $1.7 Billion, $3.98 Diluted EPS – Page 11
▪Average deposits decreased 1%, reflecting the impact of inflationary pressures and competitive pricing dynamics.

Corporate & Institutional Banking				Change	Change
				1Q23 vs	1Q23 vs
In millions	1Q23	4Q22	1Q22	4Q22	1Q22
Net interest income	$1,414	$1,489	$1,160	$(75)	$254
Noninterest income	$886	$962	$804	$(76)	$82
Noninterest expense	$939	$990	$837	$(51)	$102
Provision for (recapture of) credit losses	$(28)	$183	$(118)	$(211)	$90
Earnings	$1,059	$982	$956	$77	$103

In billions
Average loans	$209.9	$207.1	$180.2	$2.8	$29.7
Average deposits	$145.4	$147.3	$154.6	$(1.9)	$(9.2)

Net charge-offs (recoveries) In millions	$85	$100	$(1)	$(15)	$86

Corporate & Institutional Banking Highlights
First quarter 2023 compared with fourth quarter 2022
▪Earnings increased 8%, due to a provision recapture and lower noninterest expense, partially offset by a decline in noninterest income and lower net interest income.
–Noninterest income decreased 8%, reflecting a seasonal decline in business activity, which included lower merger and acquisition advisory fees.
–Noninterest expense decreased 5%, and included lower variable compensation associated with decreased business activity.
▪Average loans increased 1%, driven by growth in PNC's corporate banking business during the fourth quarter of 2022.
▪Average deposits decreased 1%, reflecting seasonal declines in corporate deposits.
First quarter 2023 compared with first quarter 2022
▪Earnings increased 11%, driven by higher net interest income and noninterest income, partially offset by increased noninterest expense and a lower provision recapture.
–Noninterest income increased 10%, and included higher capital markets and advisory fees and growth in treasury management product revenue.
–Noninterest expense increased 12%, due to continued investments to support business growth.
▪Average loans increased 16%, as a result of growth in PNC's corporate banking, real estate and business credit businesses.
▪Average deposits decreased 6%, and included the impact of competitive pricing dynamics.
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PNC Reports First Quarter 2023 Net Income of $1.7 Billion, $3.98 Diluted EPS – Page 12

Asset Management Group				Change	Change
				1Q23 vs	1Q23 vs
In millions	1Q23	4Q22	1Q22	4Q22	1Q22
Net interest income	$127	$152	$138	$(25)	$(11)
Noninterest income	$230	$223	$248	$7	$(18)
Noninterest expense	$280	$291	$251	$(11)	$29
Provision for credit losses	$9	$17	$2	$(8)	$7
Earnings	$52	$52	$102	—	$(50)

In billions
Discretionary client assets under management	$177	$173	$182	$4	$(5)
Nondiscretionary client assets under administration	$156	$152	$165	$4	$(9)
Client assets under administration at quarter end	$333	$325	$347	$8	$(14)
Brokerage client account assets	$4	$4	$5	—	$(1)

In billions
Average loans	$14.6	$14.5	$13.4	$0.1	$1.2
Average deposits	$28.2	$27.8	$33.3	$0.4	$(5.1)

Net charge-offs (recoveries) In millions	—	$18	$2	$(18)	$(2)

Asset Management Group Highlights
First quarter 2023 compared with fourth quarter 2022
▪Earnings were stable.
–Noninterest income increased 3%, reflecting the impact of higher average equity markets.
–Noninterest expense decreased 4%, and included lower personnel costs.
▪Discretionary client assets under management increased 2%, driven by higher spot equity markets.
▪Average loans increased 1%, due to growth in residential mortgage loans.
▪Average deposits increased 1%, reflecting seasonal growth.
First quarter 2023 compared with first quarter 2022
▪Earnings decreased 49%, due to higher noninterest expense, lower noninterest income, a decrease in net interest income and an increase in provision for credit losses.
–Noninterest income decreased 7%, primarily due to the impact of lower average equity markets.
–Noninterest expense increased 12%, reflecting continued investments to support business growth.
▪Discretionary client assets under management decreased 3%, driven by lower spot equity markets.
▪Average loans increased 9%, due to growth in residential mortgage loans.
▪Average deposits decreased 15%, and included the impact of client activity, competitive pricing dynamics and inflationary pressures.
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PNC Reports First Quarter 2023 Net Income of $1.7 Billion, $3.98 Diluted EPS – Page 13
Other
The “Other” category, for the purposes of this release, includes residual activities that do not meet the criteria for disclosure as a separate reportable business, such as asset and liability management activities, including net securities gains or losses, ACL for investment securities, certain trading activities, certain runoff consumer loan portfolios, private equity investments, intercompany eliminations, certain corporate overhead, tax adjustments that are not allocated to business segments, exited businesses and differences between business segment performance reporting and financial statement reporting under generally accepted accounting principles.
CONFERENCE CALL AND SUPPLEMENTAL FINANCIAL INFORMATION
PNC Chairman, President and Chief Executive Officer William S. Demchak and Executive Vice President and Chief Financial Officer Robert Q. Reilly will hold a conference call for investors today at 11:00 a.m. Eastern Time regarding the topics addressed in this news release and the related earnings materials. Dial-in numbers for the conference call are (877) 402-9134 and (303) 223-4377 (international) and Internet access to the live audio listen-only webcast of the call is available at www.pnc.com/investorevents. PNC’s first quarter 2023 earnings materials to accompany the conference call remarks will be available at www.pnc.com/investorevents prior to the beginning of the call. A telephone replay of the call will be available for one week at (800) 633-8284 and (402) 977-9140 (international), conference ID 22026071 and a replay of the audio webcast will be available on PNC’s website for 30 days.
The PNC Financial Services Group, Inc. is one of the largest diversified financial services institutions in the United States, organized around its customers and communities for strong relationships and local delivery of retail and business banking including a full range of lending products; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management and asset management. For information about PNC, visit www.pnc.com.
[TABULAR MATERIAL FOLLOWS]
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PNC Reports First Quarter 2023 Net Income of $1.7 Billion, $3.98 Diluted EPS – Page 14
2

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

FINANCIAL RESULTS	Three months ended
Dollars in millions, except per share data	March 31	December 31	March 31
	2023	2022	2022
Revenue
Net interest income	$3,585	$3,684	$2,804
Noninterest income	2,018	2,079	1,888
Total revenue	5,603	5,763	4,692
Provision for (recapture of) credit losses	235	408	(208)
Noninterest expense	3,321	3,474	3,172
Income before income taxes and noncontrolling interests	$2,047	$1,881	$1,728
Income taxes	353	333	299
Net income	$1,694	$1,548	$1,429
Less:
Net income attributable to noncontrolling interests	17	20	21
Preferred stock dividends (a)	68	120	45
Preferred stock discount accretion and redemptions	2	1	2
Net income attributable to common shareholders	$1,607	$1,407	$1,361
Per Common Share
Basic	$3.98	$3.47	$3.23
Diluted	$3.98	$3.47	$3.23
Cash dividends declared per common share	$1.50	$1.50	$1.25
Effective tax rate (b)	17.2%	17.7%	17.3%
PERFORMANCE RATIOS
Net interest margin (c)	2.84%	2.92%	2.28%
Noninterest income to total revenue	36%	36%	40%
Efficiency (d)	59%	60%	68%
Return on:
Average common shareholders' equity	16.11%	14.19%	11.64%
Average assets	1.22%	1.10%	1.05%
(a)Dividends are payable quarterly other than Series R and Series S preferred stock, which are payable semiannually.
(b)The effective income tax rates are generally lower than the statutory rate due to the relationship of pretax income to tax credits and earnings that are not subject to tax.
(c)Net interest margin is the total yield on interest-earning assets minus the total rate on interest-bearing liabilities and includes the benefit from use of noninterest-bearing sources. To provide more meaningful comparisons of net interest margins, we use net interest income on a taxable-equivalent basis in calculating average yields used in the calculation of net interest margin by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under generally accepted accounting principles (GAAP) in the Consolidated Income Statement. The taxable-equivalent adjustments to net interest income for the three months ended March 31, 2023, December 31, 2022 and March 31, 2022 were $38 million, $36 million and $22 million, respectively.
(d)Calculated as noninterest expense divided by total revenue.

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PNC Reports First Quarter 2023 Net Income of $1.7 Billion, $3.98 Diluted EPS – Page 15

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

	March 31	December 31	March 31
	2023	2022	2022
BALANCE SHEET DATA
Dollars in millions, except per share data
Assets	$561,777	$557,263	$541,246
Loans (a)	$326,475	$326,025	$294,457
Allowance for loan and lease losses	$4,741	$4,741	$4,558
Interest-earning deposits with banks	$33,865	$27,320	$48,776
Investment securities	$138,239	$139,334	$132,411
Total deposits	$436,833	$436,282	$450,197
Borrowed funds (a)	$60,822	$58,713	$26,571
Allowance for unfunded lending related commitments	$672	$694	$639
Total shareholders' equity	$49,044	$45,774	$49,181
Common shareholders' equity	$41,809	$40,028	$44,170
Accumulated other comprehensive income (loss)	$(9,108)	$(10,172)	$(5,731)
Book value per common share	$104.76	$99.93	$106.47
Tangible book value per common share (non-GAAP) (b)	$76.90	$72.12	$79.68
Period end common shares outstanding (In millions)	399	401	415
Loans to deposits	75%	75%	65%
Common shareholders' equity to total assets	7.4%	7.2%	8.2%
CLIENT ASSETS (In billions)
Discretionary client assets under management	$177	$173	$182
Nondiscretionary client assets under administration	156	152	165
Total client assets under administration	333	325	347
Brokerage account client assets	77	74	79
Total client assets	$410	$399	$426
CAPITAL RATIOS
Basel III (c) (d)
Common equity Tier 1	9.2%	9.1%	9.9%
Common equity Tier 1 fully implemented (e)	9.1%	8.9%	9.7%
Tier 1 risk-based	10.9%	10.4%	11.2%
Total capital risk-based	12.8%	12.3%	13.0%
Leverage	8.5%	8.2%	8.2%
Supplementary leverage	7.2%	6.9%	7.0%
ASSET QUALITY
Nonperforming loans to total loans	0.62%	0.61%	0.78%
Nonperforming assets to total loans, OREO and foreclosed assets	0.63%	0.62%	0.79%
Nonperforming assets to total assets	0.36%	0.36%	0.43%
Net charge-offs to average loans (for the three months ended) (annualized)	0.24%	0.28%	0.19%
Allowance for loan and lease losses to total loans	1.45%	1.45%	1.55%
Allowance for credit losses to total loans (f)	1.66%	1.67%	1.76%
Allowance for loan and lease losses to nonperforming loans	236%	239%	198%
Total delinquencies (In millions) (g)	$1,326	$1,490	$1,699
(a)Amounts include assets and liabilities for which we have elected the fair value option. Our 2022 Form 10-K included, and our first quarter 2023 Form 10-Q will include, additional information regarding these Consolidated Balance Sheet line items.
(b)See the Tangible Book Value per Common Share table on page 17 for additional information.
(c)All ratios are calculated using the regulatory capital methodology applicable to PNC during each period presented and calculated based on the standardized approach. See Capital Ratios on page 16 for additional information. The ratios as of March 31, 2023 are estimated.
(d)The ratios are calculated to reflect PNC's election to adopt the CECL optional five-year transition provision.
(e)The fully implemented ratios are calculated to reflect the full impact of CECL and excludes the benefits of the five-year transition provision.
(f)Excludes allowances for investment securities and other financial assets.
(g)Total delinquencies represent accruing loans more than 30 days past due.
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PNC Reports First Quarter 2023 Net Income of $1.7 Billion, $3.98 Diluted EPS – Page 16
The PNC Financial Services Group, Inc. Consolidated Financial Highlights (Unaudited)

CAPITAL RATIOS

PNC's regulatory risk-based capital ratios in 2023 are calculated using the standardized approach for determining risk-weighted assets. Under the standardized approach for determining credit risk-weighted assets, exposures are generally assigned a pre-defined risk weight. Exposures to high volatility commercial real estate, past due exposures and equity exposures are generally subject to higher risk weights than other types of exposures.
PNC elected a five-year transition provision effective March 31, 2020 to delay until December 31, 2021 the full impact of the CECL standard on regulatory capital, followed by a three-year transition period. Effective for the first quarter 2022, PNC is now in the three-year transition period, and the full impact of the CECL standard is being phased-in to regulatory capital through December 31, 2024. See the table below for the December 31, 2022, March 31, 2022 and estimated March 31, 2023 ratios. For the full impact of PNC's adoption of CECL, which excludes the benefits of the five-year transition provision, see the March 31, 2023 and December 31, 2022 (Fully Implemented) estimates presented in the table below.
Our Basel III capital ratios may be impacted by changes to the regulatory capital rules and additional regulatory guidance or analysis.

Basel lll Common Equity Tier 1 Capital Ratios
	Basel III (a)
	March 31 2023 (estimated) (b)	December 31 2022 (b)	March 31 2022 (b)	March 31, 2023 (Fully Implemented) (estimated) (c)	December 31, 2022 (Fully Implemented) (estimated) (c)

Dollars in millions
Common stock, related surplus and retained earnings, net of treasury stock	$51,400	$50,924	$50,624	$50,918	$50,200
Less regulatory capital adjustments:
Goodwill and disallowed intangibles, net of deferred tax liabilities	(11,119)	(11,138)	(11,114)	(11,119)	(11,138)
All other adjustments	(92)	(101)	(63)	(94)	(101)
Basel III Common equity Tier 1 capital	$40,189	$39,685	$39,447	$39,705	$38,961
Basel III standardized approach risk-weighted assets (d)	$435,873	$435,537	$397,455	$436,067	$435,581
Basel III Common equity Tier 1 capital ratio	9.2%	9.1%	9.9%	9.1%	8.9%
(a)All ratios are calculated using the regulatory capital methodology applicable to PNC during each period presented.
(b)The ratio is calculated to reflect PNC's election to adopt the CECL optional five-year transition provision.
(c)The March 31, 2023 and December 31, 2022 ratio is calculated to reflect the full impact of CECL and excludes the benefits of the five-year transition provision.
(d)Basel III standardized approach risk-weighted assets are based on the Basel III standardized approach rules and include credit and market risk-weighted assets.

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PNC Reports First Quarter 2023 Net Income of $1.7 Billion, $3.98 Diluted EPS – Page 17
The PNC Financial Services Group, Inc. Consolidated Financial Highlights (Unaudited)

NON-GAAP MEASURES

Pretax Pre-Provision Earnings (non-GAAP)	Three months ended
	March 31	December 31	March 31
Dollars in millions	2023	2022	2022
Income before income taxes and noncontrolling interests	$2,047	$1,881	$1,728
Provision for (recapture of) credit losses	235	408	(208)
Pretax pre-provision earnings (non-GAAP)	$2,282	$2,289	$1,520

Pretax pre-provision earnings is a non-GAAP measure and is based on adjusting income before income taxes and noncontrolling interests to exclude provision for (recapture of) credit losses. We believe that pretax, pre-provision earnings is a useful tool to help evaluate the ability to provide for credit costs through operations and provides an additional basis to compare results between periods by isolating the impact of provision for (recapture of) credit losses, which can vary significantly between periods.

Tangible Book Value per Common Share (non-GAAP)
	March 31	December 31	March 31
Dollars in millions, except per share data	2023	2022	2022
Book value per common share	$104.76	$99.93	$106.47
Tangible book value per common share
Common shareholders' equity	$41,809	$40,028	$44,170
Goodwill and other intangible assets	(11,378)	(11,400)	(11,383)
Deferred tax liabilities on goodwill and other intangible assets	260	261	269
Tangible common shareholders' equity	$30,691	$28,889	$33,056
Period-end common shares outstanding (In millions)	399	401	415
Tangible book value per common share (non-GAAP)	$76.90	$72.12	$79.68

Tangible book value per common share is a non-GAAP measure and is calculated based on tangible common shareholders' equity divided by period-end common shares outstanding. We believe this non-GAAP measure serves as a useful tool to help evaluate the strength and discipline of a company's capital management strategies and as an additional, conservative measure of total company value.

Taxable-Equivalent Net Interest Income (non-GAAP)	Three months ended
	March 31	December 31	March 31
Dollars in millions	2023	2022	2022
Net interest income	$3,585	$3,684	$2,804
Taxable-equivalent adjustments	38	36	22
Net interest income (Fully Taxable-Equivalent - FTE)	$3,623	$3,720	$2,826

The interest income earned on certain earning assets is completely or partially exempt from federal income tax. As such, these tax-exempt instruments typically yield lower returns than taxable investments. To provide more meaningful comparisons of net interest income, we use interest income on a taxable-equivalent basis by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under GAAP. Taxable-equivalent net interest income is only used for calculating net interest margin and net interest income shown elsewhere in this presentation is GAAP net interest income.
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PNC Reports First Quarter 2023 Net Income of $1.7 Billion, $3.98 Diluted EPS – Page 18
Cautionary Statement Regarding Forward-Looking Information

We make statements in this news release and related conference call, and we may from time to time make other statements, regarding our outlook for financial performance, such as earnings, revenues, expenses, tax rates, capital and liquidity levels and ratios, asset levels, asset quality, financial position, and other matters regarding or affecting us and our future business and operations, including our sustainability strategy, that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words such as “believe,” “plan,” “expect,” “anticipate,” “see,” “look,” “intend,” “outlook,” “project,” “forecast,” “estimate,” “goal,” “will,” “should” and other similar words and expressions.

Forward-looking statements are necessarily subject to numerous assumptions, risks and uncertainties, which change over time. Future events or circumstances may change our outlook and may also affect the nature of the assumptions, risks and uncertainties to which our forward-looking statements are subject. Forward-looking statements speak only as of the date made. We do not assume any duty and do not undertake any obligation to update forward-looking statements. Actual results or future events could differ, possibly materially, from those anticipated in forward-looking statements, as well as from historical performance. As a result, we caution against placing undue reliance on any forward-looking statements.

Our forward-looking statements are subject to the following principal risks and uncertainties.
▪Our businesses, financial results and balance sheet values are affected by business and economic conditions, including:
–Changes in interest rates and valuations in debt, equity and other financial markets,
–Disruptions in the U.S. and global financial markets,
–Actions by the Federal Reserve Board, U.S. Treasury and other government agencies, including those that impact money supply, market interest rates and inflation,
–Changes in customer behavior due to changing business and economic conditions or legislative or regulatory initiatives,
–Changes in customers’, suppliers’ and other counterparties’ performance and creditworthiness,
–Impacts of sanctions, tariffs and other trade policies of the U.S. and its global trading partners,
–A continuation of recent turmoil in the banking industry, responsive measures to mitigate and manage it and related supervisory and regulatory actions and costs,
–Impacts of changes in federal, state and local governmental policy, including on the regulatory landscape, capital markets, taxes, infrastructure spending and social programs,
–PNC’s ability to attract, recruit and retain skilled employees, and
–Commodity price volatility.
▪Our forward-looking financial statements are subject to the risk that economic and financial market conditions will be substantially different than those we are currently expecting and do not take into account potential legal and regulatory contingencies. These statements are based on our views that:
–The economy continues to expand in early 2023, but economic growth is slowing in response to the ongoing Federal Reserve monetary policy tightening to slow inflation. This has led to large increases in both short- and long-term interest rates. With much higher mortgage rates the housing market is already in contraction, with steep drops in existing home sales and single-family housing starts, and a modest decline in house prices. Other sectors where interest rates play an outsized role, such as business investment and consumer spending on durable goods, will contract over 2023.
–PNC’s baseline outlook is for a recession starting in the second half of 2023, with real GDP contracting less than 1% before recovery starts in the first half of 2024 as the Federal Reserve lowers interest rates in response to a deteriorating labor market and slower inflation. The unemployment rate will increase throughout 2023, peaking at above 5% in the second half of 2024. Inflation will slow with the recession and be back to the Federal Reserve’s 2% long-term objective by mid-2024.
–PNC expects the FOMC to raise the federal funds rate by 25 basis points in May. This would bring the federal funds rate to a range of 5.00% to 5.25% by early-May. PNC expects a federal funds rate cut of 25 basis points in early 2024 as inflation moves toward the FOMC’s 2% long-term objective.

▪PNC’s ability to take certain capital actions, including returning capital to shareholders, is subject to PNC meeting or exceeding a stress capital buffer established by the Federal Reserve Board in connection with the Federal Reserve Board’s Comprehensive Capital Analysis and Review (CCAR) process.

▪PNC’s regulatory capital ratios in the future will depend on, among other things, the company’s financial performance, the scope and terms of final capital regulations then in effect and management actions affecting the composition of PNC’s balance sheet. In addition, PNC’s ability to determine, evaluate and forecast regulatory capital ratios, and to take actions (such as capital distributions) based on actual or forecasted capital ratios, will be dependent at least in part on the development, validation and regulatory review of related models and the reliability of and risks resulting from extensive use of such models.

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PNC Reports First Quarter 2023 Net Income of $1.7 Billion, $3.98 Diluted EPS – Page 19
Cautionary Statement Regarding Forward-Looking Information (Continued)

▪Legal and regulatory developments could have an impact on our ability to operate our businesses, financial condition, results of operations, competitive position, reputation, or pursuit of attractive acquisition opportunities. Reputational impacts could affect matters such as business generation and retention, liquidity, funding, and ability to attract and retain employees. These developments could include:
–Changes to laws and regulations, including changes affecting oversight of the financial services industry; changes in the enforcement and interpretation of such laws and regulations; and changes in accounting and reporting standards.
–Unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or other inquiries resulting in monetary losses, costs, or alterations in our business practices, and potentially causing reputational harm to PNC.
–Results of the regulatory examination and supervision process, including our failure to satisfy requirements of agreements with governmental agencies.
–Costs associated with obtaining rights in intellectual property claimed by others and of adequacy of our intellectual property protection in general.

▪Business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through effective use of systems and controls, third-party insurance, derivatives, and capital management techniques, and to meet evolving regulatory capital and liquidity standards.

▪Our reputation and business and operating results may be affected by our ability to appropriately meet or address environmental, social or governance targets, goals, commitments or concerns that may arise.

▪We grow our business in part through acquisitions and new strategic initiatives. Risks and uncertainties include those presented by the nature of the business acquired and strategic initiative, including in some cases those associated with our entry into new businesses or new geographic or other markets and risks resulting from our inexperience in those new areas, as well as risks and uncertainties related to the acquisition transactions themselves, regulatory issues, the integration of the acquired businesses into PNC after closing or any failure to execute strategic or operational plans.

▪Competition can have an impact on customer acquisition, growth and retention and on credit spreads and product pricing, which can affect market share, deposits and revenues. Our ability to anticipate and respond to technological changes can also impact our ability to respond to customer needs and meet competitive demands.

▪Business and operating results can also be affected by widespread manmade, natural and other disasters (including severe weather events); health emergencies; dislocations; geopolitical instabilities or events; terrorist activities; system failures or disruptions; security breaches; cyberattacks; international hostilities; or other extraordinary events beyond PNC’s control through impacts on the economy and financial markets generally or on us or our counterparties, customers or third-party vendors and service providers specifically.

We provide greater detail regarding these as well as other factors in our 2022 Form 10-K, including in the Risk Factors and Risk Management sections and the Legal Proceedings and Commitments Notes of the Notes To Consolidated Financial Statements in that report, and in our other subsequent SEC filings. Our forward-looking statements may also be subject to other risks and uncertainties, including those we may discuss elsewhere in this news release or in our SEC filings, accessible on the SEC’s website at www.sec.gov and on our corporate website at www.pnc.com/secfilings. We have included these web addresses as inactive textual references only. Information on these websites is not part of this document.
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